Exhibit 16.1

Letter of Dominic K. F. Chan & Co.

(former principal independent accountants)

DCAW (CPA) Limited

Certified public accountants

Rooms 2105-06, 21/F.,

Office Tower, Langham Place,

8 Argyle Street, Mongkok

Kowloon, Hong Kong

Tel : (852) 2780 0607

Fax: (852) 2780 0013

Aug 26, 2016

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Blue Spa Incorporated

 Commission File Number 000-54875

Dear Sirs:

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on August 26, 2016 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with the statements pertaining to the successor accountants.

Sincerely,

/s/ Dominic K. F. Chan & Co.

Dominic K.F. Chan & Co.
Certified Public Accountants
Hong Kong